EXHIBIT 10.20

July 20, 2006

Darrel Posegate

Executive Vice President/Chief Financial Officer

HF Financial Corp.

P.O. Box 5000

Sioux Falls, SD  57117 – 5000

Dear Darrel:

I am pleased to announce that First Tennessee Bank National Association has reaffirmed HF Financial Corporation’s existing Revolving Line of Credit with First Tennessee Bank in the amount of Six Million Dollars ($6,000,000.00). HFC may use advances under this line of credit for:  i) capital infusion to its subsidiaries to support growth and/or bank or branch acquisitions, ii) acquisition of bank holding companies, and iii) other liquidity needs. At or near maturity, FTB will review the line of credit for the possibility of another one-year extension.

The interest on the outstanding balance will be payable quarterly at a variable rate per annum on the outstanding balance. The variable rate of interest shall be ¼% discount to First Tennessee’s Base Rate, which is currently 8.25%. Thus, your borrowing rate today would equal 8.00%. The maturity date of this commitment is May 29, 2007. This indebtedness shall be governed by the original covenants and conditions set forth in the commitment letter dated June 3, 2003.

Additionally, this letter confirms the renewal of Home Federal Bank’s Fed Funds accommodation in the amount of Fifteen Million Dollars ($15,000,000.00). This accommodation will cover the period from June 30, 2006 to June 30, 2007 and is subject to the following:

•                  In accordance with First Tennessee Policy, this is not a confirmed line and is subject to cancellation at any time. Reasons for cancellation include, but are not limited to changes in the financial condition, in the senior management or the liquidity position of Home Federal Bank or the funding mix of First Tennessee Bank.

•                  Requests for borrowing over the pre-approved limit will be considered on a case-to-case basis. Fed Funds purchases need not be renewed on a daily basis. Continuous borrowings in excess of fourteen (14) days must be secured in full by U. S. Government or Agency Securities.

•                  Requests to borrow Fed Funds can be made by calling the Financial Institutions Division at 1-800-934-8937 Extension 7981. The cutoff time for borrowing Fed Funds is 3:00 P.M. (CST).

Darrel, it is a pleasure of First Tennessee Bank to provide these commitments/accommodations to your institution and look forward to servicing the financial needs of the company in the future. Please do not hesitate to call if you have any questions or concerns.

Sincerely,

/s/ David House

David House
Vice President
Correspondent Services